EXHIBIT B
OPTION AGREEMENT, DATED AS OF FEBRUARY 28, 2011, AMONG SINA
CORPORATION, MAXPRO HOLDINGS LIMITED AND EVER KEEN HOLDINGS LIMITED
EXECUTION COPY
February 28, 2011
Sina Corporation
20/F Beijing Ideal International Plaza
No. 58 Northwest 4th Ring Road
Haidian District, Beijing, 100090, People’s Republic of China
Facsimile: +86 10 8260 7166
Attention: Herman Yu
Option Letter Agreement
Dear Sirs:
     Reference is made to the Share Purchase Agreement (the “SPA”), dated as of the date hereof (the “SPA”), among Maxpro Holdings Limited, Ever Keen Holdings Limited and Sina Corporation (“Sina”). Capitalized terms not defined herein shall have the same meanings set forth in the SPA.
     1. The Option. Maxpro Holdings Limited and Ever Keen Holdings Limited (collectively, the “Grantors”) hereby jointly and severally grant to Sina an option (the “Option”) to acquire, during the Option Exercise Period and at the Option Exercise Price (each, as defined herein), 48,254,173 ordinary shares, par value US$0.0001 per share (the “Ordinary Shares”) of Mecox Lane Limited, a Cayman Islands exempted company (the “Company”) owned by the Grantors (the “Option Shares”), representing 10.5% of the sum of (i) the total issued and outstanding Ordinary Shares of the Company as of the Closing Date and (ii) the Ordinary Shares issuable upon exercise of all employee stock options granted pursuant to the Stock Option Plans as of December 31, 2010; provided, however, that such number of the Option Shares shall be adjusted in the event of any share splits, share dividends, share combinations, recapitalizations or the like.
     2. As of the Closing, the Grantors shall have deposited the Option Shares with an escrow agent to be jointly selected by the Grantors and Sina (the “Escrow Agent”) pursuant to the terms of an escrow agreement to be mutually agreed by and among Sina, the Grantor and the Escrow Agent (the “Escrow Agreement”). The costs and expenses of the Escrow Agent shall be shared equally by Sina and the Grantors.
     3. Option Exercise Period. Sina may exercise the Option at any time after the Closing and before the second anniversary of the Closing Date (such period, the “Option Exercise Period”) by delivery of written notice (the “Option Exercise Notice”) to the Grantors and the Escrow Agent in accordance with the terms and conditions of the Escrow Agreement; provided, however, that the Option shall terminate automatically upon the termination of the SPA in accordance with Section 9.01 thereof. The Option Exercise Notice shall state (i) the exercise price for each Option Share (the “Option Exercise Price”) and (ii) the total amount payable by Sina for the Option Shares (the “Purchase Price”). As promptly as practicable after

Sina’s delivery of the Option Exercise Notice, (i) Sina shall make payment of the Purchase Price to the Grantors and (ii) simultaneously therewith, Sina and the Grantors shall jointly procure the Escrow Agent to deliver and release the Option Shares to Sina in accordance with the terms and conditions of the Escrow Agreement. Sina further agrees that, if prior to the expiration of the Lock-Up Period as defined in the Original Lock-Up Agreement, Sina exercises the option granted to it hereunder, Sina shall execute additional lock-up agreements with (1) Credit Suisse Securities (USA) LLC and UBS AG and (2) the Company, respectively, pursuant to which Sina shall agree to lock up the Ordinary Shares purchased hereunder for the period and on terms substantially similar to those set forth in the applicable Purchaser Lock-Up Agreement.
     4. Option Exercise Price. The Option Exercise Price shall be $1.1429 per Option Share.
     5. Acknowledgement. Each Grantor acknowledges and agrees that nothing in this letter agreement shall prohibit Sina from acquiring Ordinary Shares on the open market or otherwise prior to or after the exercise of the Option.
     6. Assignment. Sina may assign this letter agreement or any of its rights and obligations hereunder to one or more of its Affiliates without the consent of the Grantors.
     7. Governing Law. This letter agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any other jurisdiction.
[Remainder of page intentionally left blank]

Sincerely, MAXPRO HOLDINGS LIMITED
By:	/s/ Nanpeng Shen
	Name:	Neil Nanpeng Shen
	Title:	Director

In the presence of
/s/ Qian Chun Yan
	Name:	Qian Chun Yan
	Address:	Room 4603, Plaza 66 Tower 2, 1366 Nanjing West Road, Shanghai

EVER KEEN HOLDINGS LIMITED
By:	/s/ Neil Nanpeng Shen
	Name:	Neil Nanpeng Shen
	Title:	Director

In the presence of
/s/ Qian Chun Yan
	Name:	Qian Chun Yan
	Address:	Room 4603, Plaza 66 Tower 2, 1366 Nanjing West Road, Shanghai

Accepted and Agreed as of the date first written above: SINA CORPORATION
By:	/s/ Charles Chao
	Name:	Charles Chao
	Title:	President

[Signature Page to Sina Option Agreement]

In the presence of
/s/ Herman Yu
Name:	Herman Yu
Address: Chief Financial Officer

[Signature Page to Sina Option Agreement]